Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports Second Quarter 2005 Earnings

August 8, 2005, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust, announced its second quarter 2005 operating results. Total revenues for the quarter ended June 30, 2005 increased 10.3% to $30,752,000 compared to $27,888,000 for the 2004 quarter. Operating income before minority interests and preferred stock dividends increased 7.5% to $8,952,000 compared to $8,329,000 for the comparable 2004 quarter. After preferred stock dividends and minority interests, the Company reported net income available to common stockholders of $4,871,000 or $0.29 per share (basic & diluted) for the 2005 quarter, a per share increase of 7.4% compared to net income available to common stockholders of $4,286,000 or $0.27 per share (basic & diluted) for the 2004 quarter.

Overall same property revenues for the total portfolio increased 3.9% for the 2005 second quarter compared to the same quarter in 2004 and same property operating income increased 2.5%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting periods. Property operating income is calculated as total property revenue less property operating expenses, provision for credit losses and real estate taxes. Same center property operating income in the shopping center portfolio increased 2.7% for the 2005 second quarter, compared to the prior year’s quarter, despite the departure of two tenants, one each in Southside Plaza and Great Eastern Plaza, whose spaces combined total 152,000 square feet, and the resulting loss of revenues relating to these tenants during the entire 2005 quarter. While these spaces represent approximately 2.0% of the Company’s total gross leaseable area, the combined rent payments were less than 1.0% of the Company’s 2004 annual revenues. During the second quarter, the Company leased the 39,000 square feet of space at Southside Plaza, and subsequent to the end of the quarter, also leased the 113,000 square feet at Great Eastern Plaza. The loss of rental revenues from these spaces at Great Eastern Plaza and Southside Plaza was more than overcome by increased rental revenue from redevelopment of a portion of Thruway and improved operations at the balance of the Company’s shopping center portfolio. Same property operating income in the office portfolio grew 2.1% for the 2005 quarter primarily due to the lease-up of space at Avenel Business Park.

For the six month period ended June 30, 2005, total revenues increased 12.6% to $61,059,000 compared to $54,229,000 for the 2004 period. Operating income before minority

www.SaulCenters.com

interests and preferred stock dividends increased 5.6% to $17,591,000 compared to $16,658,000 for the comparable 2004 period. Net income available to common stockholders was $9,481,000 or $.57 per share (basic & diluted) for the 2005 period, a per share increase of 5.6% compared to net income available to common stockholders of $8,591,000 or $0.54 per share (basic & diluted) for the 2004 period. Overall same property revenues for the total portfolio increased 4.0% for the 2005 six month period compared to the same period in 2004 and same property operating income increased 2.8%. The shopping center portfolio same center operating income increased 2.7% and the office portfolio grew 2.9%.

As of June 30, 2005, on an overall and same property basis, 93.2% of the portfolio was leased, compared to 94.0% a year earlier. The comparative decrease in the 2005 leasing percentage is attributable to the 113,000 square foot vacancy at Great Eastern Plaza. The space was re-leased in July 2005.

Funds From Operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 6.9% to $12,484,000 in the 2005 second quarter compared to $11,676,000 for the same quarter in 2004. FFO, a widely accepted non-GAAP financial measure of operating performance for real estate investment trusts, is defined as net income, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales. The $808,000 increase in FFO available to common shareholders in the 2005 quarter resulted from the combination of (1) increased operating income from retail acquisition and development properties and (2) successful leasing efforts in the core portfolio, primarily at Thruway and Avenel Business Park. On a diluted per share basis, FFO available to common shareholders increased 3.6% to $0.57 per share in 2005 compared to $0.55 per share for the 2004 quarter. FFO available to common shareholders for the 2005 six month period increased 9.3% to $24,738,000 from $22,643,000 during the 2004 period. Fully diluted per share FFO available to common shareholders increased 5.6% to $1.13 per share in 2005 compared to $1.07 per share for the 2004 period.

On July 29, 2005, Saul Centers paid a quarterly dividend of $0.40 per share on its common stock, a $0.01 per share increase (2.6%) over the prior quarter’s dividend.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 42 community and neighborhood shopping center and office properties totaling approximately 7.4 million square feet of leaseable area. Over 80% of the Company’s cash flow is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider (301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)
Assets
Real estate investments
Land	$125,213	$119,029
Buildings	537,827	521,161
Construction in progress	50,243	42,618

	713,283	682,808
Accumulated depreciation	(190,198)	(181,420)

	523,085	501,388
Cash and cash equivalents	28,585	33,561
Accounts receivable and accrued income, net	21,309	20,654
Lease acquisition costs, net	17,445	17,745
Prepaid expenses	1,098	2,421
Deferred debt costs, net	6,177	5,011
Other assets	4,708	2,616

Total assets	$602,407	$583,396

Liabilities
Mortgage notes payable	$464,367	$453,646
Dividends and distributions payable	10,748	10,424
Accounts payable, accrued expenses and other liabilities	13,742	12,318
Deferred income	7,271	6,044

Total liabilities	496,128	482,432

Stockholders’ Equity
Preferred stock	100,000	100,000
Common stock	167	164
Additional paid in capital	115,820	106,886
Accumulated deficit	(109,708)	(106,086)

Total stockholders’ equity	106,279	100,964

Total liabilities and stockholders’ equity	$602,407	$583,396

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenue
Base rent	$24,509	$22,751	$48,641	$44,027
Expense Recoveries	4,700	4,018	9,680	7,912
Percentage Rent	507	260	1,011	704
Other	1,036	859	1,727	1,586

Total revenue	30,752	27,888	61,059	54,229

Operating Expenses
Property operating expenses	3,483	2,870	7,256	5,762
Provision for credit losses	79	99	133	168
Real estate taxes	2,757	2,488	5,340	4,879
Interest expense and deferred debt amortization	7,615	6,634	15,024	12,900
Depreciation and amortization	5,532	5,347	11,147	9,985
General and administrative	2,334	2,121	4,568	3,877

Total operating expenses	21,800	19,559	43,468	37,571

Operating Income	8,952	8,329	17,591	16,658

Minority Interests	(2,081)	(2,043)	(4,110)	(4,067)

Net Income	6,871	6,286	13,481	12,591

Preferred Dividends	(2,000)	(2,000)	(4,000)	(4,000)

Net Income Available to Common Stockholders	$4,871	$4,286	$9,481	$8,591

Per Share Net Income Available to Common Stockholders :
Basic and diluted	$0.29	$0.27	$0.57	$0.54

Weighted average common stock outstanding :
Common stock	16,613	16,090	16,540	16,019
Effect of dilutive options	94	33	92	31

Diluted weighted average common stock	16,707	16,123	16,632	16,050

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Reconciliation of Net Income to Funds From Operations (FFO) (1)
Net Income	$6,871	$6,286	$13,481	$12,591
Add: Real property depreciation & amortization	5,532	5,347	11,147	9,985
Add: Minority Interests	2,081	2,043	4,110	4,067

FFO	14,484	13,676	28,738	26,643
Less: Preferred dividends	(2,000)	(2,000)	(4,000)	(4,000)

FFO available to common shareholders	$12,484	$11,676	$24,738	$22,643

Weighted average shares outstanding :
Diluted weighted average common stock	16,707	16,123	16,632	16,050
Convertible limited partnership units	5,201	5,193	5,201	5,191

Diluted & converted weighted average shares	21,908	21,316	21,833	21,241

Per Share Amounts:
FFO available to common shareholders	$0.57	$0.55	$1.13	$1.07

Reconciliation of Net Income to Same Property Operating Income :
Net Income	$6,871	$6,286	$13,481	$12,591
Add: Interest expense and deferred debt amortization	7,615	6,634	15,024	12,900
Add: Depreciation and amortization	5,532	5,347	11,147	9,985
Add: General and administrative	2,334	2,121	4,568	3,877
Less: Interest income	(157)	(18)	(297)	(106)
Add: Minority Interests	2,081	2,043	4,110	4,067

Property operating income	24,276	22,413	48,033	43,314

Less: Acquisitions & developments	(1,753)	(448)	(5,689)	(2,119)

Total same property operating income	$22,523	$21,965	$42,344	$41,195

Total Shopping Centers	$15,790	$15,373	$28,962	$28,188
Total Office Properties	6,733	6,592	13,382	13,007

Total same property operating income	$22,523	$21,965	$42,344	$41,195

(1)	FFO is a widely accepted non-GAAP financial measure of operating performance of real estate investment trusts (“REITs”). FFO is defined by the National Association of Real Estate Investment Trusts as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Consolidated Statements of Cash Flows in the Company’s SEC reports for the applicable periods. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a supplemental measure of operating performance and along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. FFO may not be comparable to similarly titled measures employed by other REITs.